Exhibit 99.1

CareDx Further Simplifies its Balance Sheet

BRISBANE, Calif., November 15, 2017 – CareDx, Inc. (Nasdaq: CDNA), a molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value diagnostic solutions for transplant recipients, today reported that it has agreed to immediately repay certain obligations related to CareDx’s acquisition of Allenex AB, which eliminates the requirement to issue 1.8 million new shares.

Of the total $4.7 million deferred purchase consideration owed to the former majority shareholders of Allenex AB, approximately $2.0 million was due by December 31, 2017 and was to be paid in 1.8 million shares of common stock, pending stockholder approval. The remaining balance of $2.7 million was due to be paid in cash on March 31, 2019. Under the amended agreements with the former majority shareholders of Allenex AB, CareDx will pay the total deferred purchase consideration of $4.7 million, plus accrued interest, immediately.

Michael Bell, CareDx’s Chief Financial Officer, stated, “This agreement further simplifies our balance sheet and avoids dilution to CareDx stockholders, as we will not be required to issue new shares in lieu of payment. We continue to execute well against our plans, both on improving our capital structure and on bringing AlloSure cell free DNA testing to the field of transplantation.”

About CareDx

CareDx, Inc., headquartered in Brisbane, California, is a molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value diagnostic solutions for transplant recipients. CareDx offers products across the transplant testing continuum, including AlloMap and AlloSure for post-transplant surveillance and Olerup SSP®, Olerup QTYPE®, and Olerup SBT™ for pre-transplant HLA testing.

For more information, please visit: www.CareDx.com.

Forward Looking Statements

This press release includes forward-looking statements, including expectations regarding the Company’s plans and capital structure and the expected impact of the amended agreements on the Company’s balance sheet. These forward-looking statements are based upon information that is currently available to CareDx and its current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including general economic and market factors, among others discussed in CareDx’s filings with the SEC, including the Annual

Report on Form 10-K for the fiscal year ended December 31, 2016 filed by CareDx with the SEC on April 21, 2017 and the periodic reports that CareDx has subsequently filed with the SEC. Any of these may cause CareDx’s actual results, performance or achievements to differ materially and adversely from those anticipated or implied by CareDx’s forward-looking statements. CareDx expressly disclaims any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements.